Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 2007 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Monro Muffler Brake, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2007.
PricewaterhouseCoopers LLP
Rochester, New York
May 27, 2008